Exhibit 10.1

Re:	4450 Sojourn Drive
Addison, Texas 75001

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) has been executed as of the 23rd day of November, 2009 (the “Effective Date”), by TNPPM LAKEVIEW SOJOURN, LLC, a Delaware limited liability company (“Landlord”) acting by and through TNP Property Manager, LLC (“Agent” for Landlord), and AFFIRMATIVE PROPERTY HOLDINGS, INC., a Texas corporation (“Tenant”).

R E C I T A L S:

A. Wilcox Sojourn Development, Ltd. (“Prior Landlord”) and Tenant as successor-in-interest to Old American Services, Inc., and by name change from American Agencies Properties Holdings, Inc. (“Prior Tenant”) have heretofore executed that certain Lease Agreement (the “Original Lease”), dated June 3, 1999, as amended by First Amendment to Lease, dated as of July 26, 1999, Second Amendment to Lease, dated as of August 1, 2000, Third Amendment to Lease, dated August 4, 2003 and Fourth Amendment to Lease, dated as of December 14, 2004, pursuant to which Tenant leased approximately 56,888 rentable square feet of space in that certain building located at 4450 Sojourn Drive, Addison, Texas, 75001, and more particularly described in the Lease (the “Building”). The Original Lease, as so amended, being referred to as the “Lease”. Unless otherwise defined herein, all initially capitalized terms will have the respective meanings assigned thereto in the Lease.

B. Landlord has acquired the Building and succeeded to all of Prior Landlord’s interest as landlord under the Lease. Tenant has assumed all of Prior Tenant’s obligations under the Lease.

C. Landlord and Tenant desire to execute this Amendment in order to evidence their agreement to make certain other amendments to the Lease, all as more particularly set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

Article I

CERTAIN AMENDMENTS

SECTION 1.01. Term of Lease. As of the date hereof, the Term of the Lease shall be extended through and including March 31, 2015, subject to adjustment or earlier termination as set forth in the Lease. Except as set forth in Exhibit B, Tenant shall have no further extension or renewal rights under the Lease and any and all said rights are deleted.

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SECTION 1.02. Base Rental. As of December 1, 2009, the Base Rental due and payable by Tenant to Landlord under the Lease during the Term will be as follows:

Months	Annual Base Rental	Monthly
	Rate per R.S.F.*	Base Rent*
12/1/09 - 10/31/10	$15.00	$71,110.00
11/1/10 - 10/31/11	$15.30	$72,532.00
11/1/11 - 10/31/12	$15.80	$74,903.00
11/1/12 - 10/31/13	$16.00	$75,851.00
11/1/13 - 10/31/14	$16.20	$76,799.00
11/1/14 - 3/31/15	$16.40	$77,747.00

*     Landlord hereby conditionally abates (a) the amount of $59,520.00 per month from the Base Rental for the period commencing December 1, 2009 through May 31, 2010 and (b) monthly installments of Basic Rent described above for the following months: June 2010, July 2010, June 2011, July 2011 and June 2012 all on the condition Tenant fulfills all Lease obligations. Tenant shall pay all other obligations accruing during such months. If Tenant defaults under the Lease, beyond any applicable period of notice and cure, any remaining rent abatement shall cease from the date of such default, and Tenant shall immediately pay to Landlord all sums previously abated hereunder.

The Base Rental under the Lease shall be due and payable in equal monthly installments, each such monthly installment due and payable on the first day of each calendar month, in advance, without demand and without setoff or deduction whatsoever, except as otherwise expressly provided in the Lease. In addition, notwithstanding anything contained in the Lease to the contrary, Tenant shall pay to Landlord any applicable margin taxes at the rate in effect from time to time and all other amounts stated in the Lease, as amended by Section 1.03 below.

SECTION 1.03. Base Year. As of December 1, 2009, (a) the Base Year shall be amended to be the calendar year 2009, (b) the reference to “eight percent (8.0%)” in Section 1.11 of the Original Lease is deleted and replaced with “four percent (4.0%)”, and (c) all references to 1.08 in Section 1.11 of the Original Lease are deleted and replaced with 1.04.

SECTION 1.04. Commissions. Landlord and Tenant acknowledge that no brokers have been involved in this Amendment other than John Bowles Company and CresaPartners (“Brokers”), each by separate written agreement, and Landlord will be solely responsible for the commissions, if any, owed such Brokers pursuant thereto. Landlord and Tenant hereby indemnify each other from the payment of any commissions owed to any broker (other than those brokers identified in this Section 1.04) with respect to this Amendment resulting from the acts of such party, but not otherwise.

SECTION 1.05. AS IS. Tenant accepts the Premises “AS-IS” and Landlord has no obligation to make, or pay or otherwise reimburse Tenant for, any improvements, alterations or additions to the Premises except as set forth in Exhibit A.

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SECTION 1.06. Extension Option. Landlord hereby grants to Tenant an Extension Option pursuant to Exhibit B attached hereto.

SECTION 1.07. Security Deposit. Provided that Tenant does not commit a default at any time prior to the expiration of the 12th & 24th calendar months following the Effective Date, respectively, and Tenant has not assigned or subleased the Premises, the existing Security Deposit of $68,361.86 shall be reduced to $34,180.93 and zero, respectively. To obtain said reduction, Tenant shall remit to Landlord an Officer’s Certificate acknowledging the requirements of this Section 1.07 have been satisfied, whereupon Landlord shall return the reduced portion of the Security Deposit to Tenant in immediately available funds within thirty days of Landlord’s receipt of said Officer’s Certificate.

SECTION 1.08. Parking. Tenant shall retain its existing parting rights under the Lease, except charges for the covered parking spaces shall be conditionally abated through March 31, 2015. If Tenant defaults under the Lease, beyond any applicable period of notice and cure, any remaining abatement shall cease from the date of such default, and Tenant shall immediately pay to Landlord all sums previously abated hereunder. After March 31, 2015, parking charges for the covered parking spaces shall be at market rates.

SECTION 1.09. Further Amendments. The Lease shall be and hereby is further amended wherever necessary, even though not specifically referred to herein, in order to give effect to the terms of this Amendment. Notwithstanding anything contained in the Lease to the contrary, if the Building is damaged as the result of any casualty, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the casualty to Landlord’s mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within one hundred twenty (120) days after the casualty. Section 8.3 of the Original Lease is deleted. Exhibit B attached to Original Lease is deleted.

SECTION 1.10. Exhibits. Landlord and Tenant agree that the following exhibits have been attached hereto and will be deemed a part of this Amendment and the Lease for all purposes and will be in lieu of any similar rights or provisions currently set forth in the Lease:

Exhibit A –	Tenant Finish Work: Allowance
Exhibit B –	Extension Option
Exhibit C –	Right of First Refusal/Tenant Expansion Option
Exhibit C-l –	First Refusal Space

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Article II

MISCELLANEOUS

SECTION 2.01. Ratification. The Lease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms. Tenant represents to Landlord that: (a) Tenant is currently unaware of any default by Landlord under the Lease; (b) Tenant has full power and authority to execute and deliver this Agreement and this Agreement represents a valid and binding obligation of Tenant enforceable in accordance with its terms; (c) except as set forth on Exhibit A attached hereto, Landlord has completed all improvements to the Premises in compliance with all requirements in the Lease; and (d) except as set forth on Exhibit A attached hereto, all Tenant finish costs or allowances payable by Landlord have been paid and no such costs or allowances are payable hereafter under the Lease.

SECTION 2.02. Notices. All notices to be delivered to Landlord under the Lease or otherwise with respect to the Premises shall, unless Landlord otherwise notifies Tenant, be delivered to Landlord in accordance with the Lease at the following addresses:

Notification
Address:	Thompson National Properties, LLC
1900 Main Street, Suite 700
Irvine, California 92614

With Copy To:	Thompson National Properties, LLC
3030 LBJ Freeway, Suite 150 Dallas, Texas 75234

Contact:	Rebecca Tatsch, Property Manager

All notices to be delivered to Tenant under the Lease or otherwise with respect to the Premises shall be delivered at the following address:

Notification
Address:	Affirmative Insurance Holdings, Inc.
4450 Sojourn Drive, Suite 500
Addison, Texas 75001

Contact:	General Counsel

SECTION 2.03. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

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SECTION 2.04. Counterparts. This Agreement may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Agreement may be executed by facsimile and each party has the right to rely upon a facsimile counterpart of this Agreement signed by the other party to the same extent as if such party had received an original counterpart.

SECTION 2.05. OFAC. Neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

SECTION 2.06. INTENTIONALLY DELETED.

SECTION 2.07. INTENTIONALLY DELETED.

SECTION 2.08. Deceptive Trade Practices. Landlord and Tenant waive their rights under the Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et. seq., Business & Commerce Code, a law that gives consumers special rights and protections. Each, after consultation with an attorney of its selection, voluntarily consents to this waiver.

SECTION 2.09. Calculation. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions set forth in this Lease for determining charges, amounts and additional rent payable by Tenant are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges.

SECTION 2.10 Conflict. In the event of a conflict between the terms of this Amendment and the Original Lease or any prior amendment thereto, the terms of this Amendment shall control, followed in order of priority by the Fourth Amended Lease, the Third Amended Lease, the Second Amended Lease, the First Amended Lease and then the Original Lease.

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IN WITNESS WHEREOF, this Amendment has been executed effective as of the date and year first above written.

LANDLORD:
TNPPM Lakeview Sojourn, LLC, a Delaware limited liability company (“Landlord”) acting by and through TNP Property Manager, LLC (“Agent” for Landlord)

By:	TNP Property Manager, LLC a Delaware limited liability company
Its:	as Agent for Landlord

By:	Thompson National Properties, LLC a Delaware limited liability company
Its:	Sole Member

By:	/s/ Tony Thompson
Title:	President & CEO
Date:	11/23/09

TENANT:
Affirmative Property Holdings, Inc., a Texas corporation

By:	/s/ Michael J. McClure
Name:	Michael J. McClure
Title:	Executive Vice President &
Chief Financial Officer

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EXHIBIT A

TENANT FINISH-WORK: ALLOWANCE

1. Except as set forth on this Exhibit, Tenant accepts the Premises “AS-IS” and acknowledges that Landlord has no obligation to make or otherwise pay for any improvements, alterations or repairs thereto.

2. Tenant will prepare space plans prepared by Tenant’s architect. Landlord shall have ten (10) days to provide comments and/or approve the space plans. Upon approval, Tenant will obtain Working Drawings. Landlord shall provide an allowance of up to $1.50 per rentable square foot in the Premises (the “Working Drawings Allowance”) to be applied to expenses related to the preparation of the space plans and Work Drawings and, in addition, any remaining amount may be applied to costs of the Work. Tenant shall select the architect, subject to Landlord’s prior written approval, not to be unreasonably withheld or delayed. Payment of the Working Drawing Allowance shall be made to Tenant at the same time Tenant requests payment for the final one-half of the Construction Allowance provided Tenant has remitted to Landlord the Tenant Submittals. Any unused portion of the Working Drawings Allowance remaining as of September 15, 2010 shall be forfeited by Tenant and remain Landlord’s property. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Approval by Landlord of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but shall merely be the consent of Landlord to the performance of the Work. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. All changes in the Work must receive the prior written approval of Landlord, and in the event of any such approved change Tenant shall, upon completion of the Work, furnish Landlord with an accurate, reproducible “as-built” plan (e.g., sepia) of the improvements as constructed, which plan shall be incorporated into this Lease by this reference for all purposes.

3. The Work shall be performed only by contractors and subcontractors acceptable and approved by Landlord in writing. All contractors and subcontractors shall be required to procure and maintain (a) insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require; and (b) payment and performance bonds covering the cost of the Work and otherwise reasonably satisfactory to Landlord. Certificates of such insurance, with paid receipts therefor, and copies of such bonds must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner that is free of defects and is in strict conformance with the Working Drawings, and shall be performed in such a manner and at such times as to maintain harmonious labor relations and not to interfere with or delay Landlord’s other contractors, the operation of the Project, and the occupancy thereof by other tenants. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Project facilities in connection with the Work (e.g., loading docks, excess electricity, etc.).

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4. Tenant shall bear the entire cost of performing the Work (including, without limitation, design of the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”).

5. Provided Tenant is not in default under the Lease, in addition to the Working Drawings Allowance, Landlord shall provide to Tenant a Construction Allowance in the amount up to $10.00 per rentable square foot in the Premises, one-half of which shall be applied as a credit against Tenant’s Base Rental and the other one-half of which shall be reimbursed by Landlord to Tenant, all subject to the terms and conditions of this Exhibit A (“Construction Allowance”). Tenant shall be required to fund, at its cost, the first one-half of the Construction Allowance (“Tenant Funds”). The Construction Allowance shall be used only for hard costs including, without limitation, installation of a back-up generator. In consideration of Tenant’s advancement of the entire Tenant Funds and provided that Tenant is not in default under the Lease, as of the later to occur of: (a) the date Tenant advances the entire Tenant Funds and delivers to Landlord the Tenant Submittals or (b) August 1, 2010. Tenant shall be entitled to a monthly Base Rental credit in the amount of $6,103 for a period of 56 months commencing August 1, 2010 and extending through March 31, 2015. The final one-half of the Construction Allowance shall be reimbursed in cash to Tenant by Landlord within sixty (60) days after Tenant has advanced the entire Construction Allowance and delivered to Landlord all of the Tenant Submittals.

In connection with the Work and as a condition precedent to any cash reimbursement and/or Base Rental credit Tenant shall submit Landlord the following collectively (“Tenant Submittals”): (a) Tenant has substantially completed the Work (a certificate from the Architect) and obtained a certificate of occupancy, (b) photocopies of paid invoices evidencing that the amount being requested has been paid by Tenant in connection with the Work, including without limitation, invoices from the architect, (c) Final Lien Waivers upon substantial completion of the Work in recordable form, fully executed and acknowledged by Tenant’s general contractor and the subcontractors, suppliers and materialmen, indicating that upon the payment to the general contractor and the subcontractors, suppliers and materialmen of the amount set forth in such lien waiver, the general contractor and the subcontractors, suppliers and materialmen waives and releases any and all liens or claims of liens they have owing to such party for all Work completed, and (d) a certificate from Tenant’s general contractor that all subcontractors have been paid in full for all Work completed. Tenant shall be responsible and liable for timely paying all bills associated with the Work and agrees to indemnify and hold Landlord harmless (including reasonable attorneys’ fees) from any claims related to the Work and will cause the removal of any lien recorded against the Building and/or the land upon which the Building is situated within ten (10) days following any such claim. If Tenant fails to claim the Construction Allowance and/or fails to otherwise comply with the requirements of this section (including without limitation, Tenant’s failure to advance the Tenant Funds and/or provide the Tenant Submittals for either the Tenant Funds and/or Construction Allowance) on or before September 15, 2010, Tenant shall not be entitled to any rent credit or cash reimbursement with respect to such Submittals, and that portion of the Construction Allowance relating thereto shall be deemed forfeited and remain Landlord’s property.

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6. To the extent not inconsistent with this Exhibit or the Addendum, the Lease shall govern the performance of the Work and the Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

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EXHIBIT B

EXTENSION OPTION

1. Provided that: (i) no default exists at the time of such election, and (ii) Tenant is occupying the entire Premises at the time of such election, Tenant shall be permitted to renew this Lease for two (2) additional consecutive periods of five (5) years each on the same terms provided in this Lease (except as set forth below), by delivering written notice of (“Tenant’s Notice”) the exercise thereof to Landlord not later than six (6) months prior to the end of the Term described in the Amendment and with regard to the second option, six (6) months prior to the expiration as of the first five (5) year option. On or before the commencement date of the applicable extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in the Lease and this Addendum, except as follows:

(a) The Base Rent payable for each month during each such extended Term shall be the prevailing market rental rate for buildings comparable to the Building, at the commencement of such extended Term, for space of equivalent class, quality, size and utility in the far North Dallas/Addison submarkets (“Comparable Buildings”), with the length of the extended Term and the credit standing of Tenant to be taken into account, and with respect to the first five (5) year option, the Base Year shall be adjusted at the end of the Term described in the Amendment to be the calendar year in which the renewal commences;

(b) Tenant shall have no further renewal options unless expressly granted by Landlord in writing;

(c) any market concessions granted to renewing tenant’s in Comparable Buildings; and

(d) any market lease form changes reasonably requested by Landlord.

2. Within thirty (30) days following delivery of Tenant’s Notice, Landlord shall deliver to Tenant a written notice (“Landlord’s Notice”) specifying the Base Rental rate per rentable square foot per annum for the applicable additional term. Tenant shall have ten (10) days following delivery of Landlord’s Notice to notify Landlord in writing (“Tenant’s Renewal Notice”) of (i) Tenant’s exercise of its right to renew the Lease at the Base Rental rate proposed by Landlord, or (ii) Tenant’s election not to exercise its right to renew the Lease. If Tenant fails to timely deliver Tenant’s Renewal Notice, such failure shall not be deemed acceptance by Tenant of the Base Rental rate proposed by Landlord, but Tenant shall be deemed to be a waiver of Tenant’s right to an extended Term of the Lease and the Term.

3. Tenant’s rights under this Exhibit shall terminate if (i) this Lease or Tenant’s right to possession of the Premises is terminated, (ii) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises to a party other than a Related Entity, or (iii) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof. Notwithstanding Subsection 3(ii) of the foregoing. Tenant’s rights under this Exhibit shall not terminate in the event that Tenant assigns the Lease (as then amended) to any of Tenant’s parent, subsidiary or affiliated companies (“Related Entity”).

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EXHIBIT C

RIGHT OF FIRST REFUSAL/TENANT EXPANSION OPTION

Right of First Refusal

Subject to the terms and conditions set forth in this Exhibit C, from the date hereof through the Term described in the Amendment, and provided this Lease is then in full force and effect and that no uncured default then exists under this Lease, either at the time of Tenant’s election to lease the First Refusal Space or as of the commencement of this Lease as it relates to the First Refusal Space. Tenant shall have the right of first refusal (the “Right of First Refusal”) to lease Suite 100, 150, 200 or 300 at 4450 Sojourn Drive, Addison, Texas, as shown on Schedule C-l (the “First Refusal Space”), in its then as is condition, on the following terms and conditions:

(a) Should Landlord receive any offer with respect to all or any portion of the First Refusal Space from a bona fide third party prospect (the “Prospect”) which Landlord is willing to accept, Landlord shall notify Tenant thereof in writing.

(b) Tenant shall have seven (7) days after receipt of Landlord’s notice to respond as to whether or not Tenant desires to lease all of the applicable First Refusal Space. Tenant shall be required to lease all of the First Refusal Space proposed by the Prospect. If Tenant elects not to lease the First Refusal Space, fails to respond within such seven (7) day period and/or fails to return the Amendment as required in this Exhibit C, then Landlord shall be free to lease the First Refusal Space and any additional space to the Prospect or any other party on such terms and conditions as Landlord deems appropriate, in Landlord’s sole discretion, and this Right of First Refusal described in this Exhibit C shall automatically terminate; provided, however, if Landlord fails to lease the applicable First Refusal Space within six (6) months following Tenant’s waiver or deemed waiver of its right, then if Tenant’s rights have not previously terminated hereunder. Tenant’s rights hereunder shall begin anew, all subject to the terms and conditions set forth in this Exhibit C.

(c) If Tenant elects to lease the First Refusal Space, the “Base Rental” and allowance for the First Refusal Space for purposes of the Lease, shall be as follows:

(1) if the ROFR Effective Date occurs on or before May 31, 2011, then Base Rental and other amounts shall be the same as those then applicable to the Premises described in the Fifth Amendment to Lease and shall go into effect at the same rate then applicable to the Premises described in the Fifth Amendment to Lease and increase at the same time and in the same manner as the rates for the Premises described in the Fifth Amendment to Lease. Tenant shall be entitled to $0.14 per rentable square foot in the First Refusal Space multiplied by the number of months in the Term remaining between the period commencing on the ROFR Effective Date and March 31, 2015 and, at Landlord’s election, said construction allowance shall be payable on the same terms as described in Exhibit A (i.e. Tenant shall advance one-half of the amount and be entitled to a credit over the remaining months then in the Term following the ROFR Effective Date amortized at a rate of return of eight percent (8%) per annum) and after Tenant has advanced said amounts, Landlord will reimburse Tenant the other one-half of said allowance (any portion of the Construction Allowance remaining as of sixty (60) days following the ROFR Effective Date shall be forfeited by Tenant, or

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(2) if the ROFR Effective Date occurs on or after June 1, 2011, the Base Rental shall be the greater of: (i) the Base Rental set forth in the terms proposed by the Prospect or (ii) an amount equal to the prevailing market rental rate (plus any concessions) on the date of exercise, for buildings of equivalent class, quality, size and utility to that of the Building in the far North Dallas/Addison submarkets.

The “term” of the Lease as to the First Refusal Space shall be the longer of: (A) coterminous with Tenant’s existing Lease Term for the Premises or (B) the Term proposed by the Prospect. Base Rental for the First Refusal Space shall commence on the earlier to occur of (the “ROFR Effective Date”) (i) ninety (90) days after Tenant accepts the offer or (ii) substantial completion of the improvements. In addition, if Landlord is reasonably concerned about Tenant’s financial condition, Tenant shall deposit with Landlord an additional Security Deposit for the Term to secure its obligations under this Lease. Except as expressly set forth to the contrary in this Lease, from and after the date Tenant is required to pay Base Rental hereunder with respect to the First Refusal Space, all other terms and conditions of this Lease shall apply to the First Refusal Space and the First Refusal Space shall be deemed to be a part of the Premises for the term described in this Section (c).

(d) Tenant’s right to lease the First Refusal Space pursuant to this Exhibit is and shall at all times be subject and subordinate to other tenants and/or the rights of other tenants currently in effect with respect to such space, whether exercised or unexercised. This Right of First Refusal is personal to Tenant and shall become null and void upon the occurrence of an assignment of this Lease or a sublet of all or any portion of the Premises other than to a Related Entity.

(e) Promptly after Tenant’s exercise of its right of first refusal, Landlord shall deliver to Tenant an amendment to the Lease to reflect changes in the Premises, Base Rental, Tenant’s Proportionate Share and any other appropriate terms changed by the addition of the space. Within fifteen (15) days thereafter, Tenant shall execute and return the amendment. If Tenant fails to return the amendment within such fifteen (15) day period, Tenant’s rights under this Exhibit C shall be deemed terminated and Tenant shall have no further right to the First Refusal Space.

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Expansion Option

For the period of the date of this Amendment through March 31, 2012 (the “Expansion Term”), Tenant shall have the option (subject existing tenant’s rights, Landlord’s determination that the space is available, i.e. Landlord does not have a prospect for the space and Landlord’s approval of the size and location of the space) to expand its office space in the absence of any offer to lease any of the First Refusal Space by a Prospect with respect to any of the First Refusal Space that becomes available through vacancy or the expiration of another tenant’s lease (the “Expansion Option”). If Tenant exercises the Expansion Option at any time up to six (6) months prior to the expiration of the Expansion Term, then Base Rental and other amounts shall be the same as those then applicable to the Premises described in the Fifth Amendment to Lease and shall go into effect at the same rate then applicable to the Premises described in the Fifth Amendment to Lease and increase at the same time and in the same manner as the rates for the Premises described in the Fifth Amendment to Lease. Tenant shall be entitled to a construction allowance of up to $0.14 per rentable square foot in the First Refusal Space that is the subject of the Tenant Expansion Option (the “Expansion Space”), multiplied by the number of months in the Term remaining between the period commencing on the Expansion Effective Date, and, at Landlord’s election, said construction allowance shall be payable on the same terms as described in Exhibit A (i.e. Tenant shall advance one-half of the amount and be entitled to a credit over the remaining months then in the Term following the Expansion Effective Date (as hereinafter defined) amortized at a rate of return of eight percent (8%) per annum), and after Tenant has advanced said amounts, Landlord will reimburse Tenant the other one-half of said allowance. Any portion of the allowance remaining sixty (60) days after the Expansion Effective Date shall be forfeited by Tenant.

Suite 100 (approximately 13,125 square feet) can be delivered on the later of: December 1, 2009 or when Suite 100 is vacated; (b) Suites 150 and 200 (an aggregate of approximately 10,833 square feet) can be available immediately or upon execution of a Lease extension, subject to any offers from other Prospects or third parties; or (c) Suite 300 (approximately 11,500 square feet) can be delivered on the later date of: (a) July 31, 2011 (subject to any extension options) or when Suite 300 is vacated. The total amount of contiguous space adjacent to Tenant is approximately 35,458 square feet.

The “term” of the Lease as to any Expansion Space shall be coterminous with Tenant’s existing Lease Term for the Premises. Base Rental for the Expansion Space shall commence upon the earlier to occur of (the “Expansion Effective Date”): (i) ninety (90) days after Tenant exercises its Tenant Expansion Option or (ii) substantial completion of Tenant’s improvements to the Expansion Space. Except as expressly set forth to the contrary in this Fifth Amendment to Lease, from and after the date Tenant is required to pay Base Rental hereunder with respect to any Expansion Space, all other terms and conditions of this Lease shall apply to the Expansion Space, and the Expansion Space shall be deemed to be a part of the Premises for remainder of the term described in this Section.

Tenant shall provide Landlord with six (6) months advance written notice of its exercise of any Expansion Option hereunder. This Expansion Option shall lapse and expire if Tenant fails to exercise the Expansion Option on or before September 30, 2011.

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Tenant’s right to lease the Expansion Space pursuant to this Exhibit is and shall at all times be subject and subordinate to other tenants, prospects and/or the rights of other tenants currently in effect with respect to such space, whether exercised or unexcrcised. This Right of First Refusal is personal to Tenant and shall become null and void upon the occurrence of an assignment of this Lease or a sublet of all or any portion of the Premises, other than to a Related Entity. This Expansion Option shall not apply if at the time of Tenant’s exercise Landlord has a prospect interested in the Expansion Space requested by Tenant.

Promptly after Tenant’s exercise of the Expansion Option, Landlord shall deliver to Tenant an amendment to the Lease to reflect changes in the Premises, Base Rental, Tenant’s Proportionate Share and any other appropriate terms changed by the addition of the space. Within fifteen (15) days thereafter, Tenant shall execute and return the amendment. If Tenant fails to return the amendment within such fifteen (15) day period, Tenant’s rights under this Exhibit C shall be deemed terminated and Tenant shall have no further right to the Expansion Space.

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SCHEDULE C-l

FIRST REFUSAL SPACE

See attached site plan for 4450 Sojourn Drive, Addison, Texas 75001

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